Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Hank Nicodemus
(713) 529-0900

EQUUS II INCORPORATED ANNOUNCES

MERGER OF CONTAINER-CARE INTERNATIONAL AND GLOBAL INTERMODAL SYSTEMS

HOUSTON, TX – September 15, 2004 - Equus II Incorporated (NYSE: EQS) (“Equus” or the “Fund”) is pleased to announce the merger of Container-Care International, one of its portfolio companies, with Global Intermodal Systems. The combined entity of almost 1000 employees will have 30 facilities and offices located throughout the United States, Mexico and Costa Rica and will be one of the world’s largest providers of depot and related shipping container services. The new company offers a wide array of services including container and chassis depot services, mobile repair, transportation, stevedoring and custom bonded warehouse services. It is also one of the largest re-sellers of intermodal equipment in North America.

In connection with the merger, Equus converted its existing investments in Container-Care and CCI-ANI Finance, LLC, including notes receivable, preferred stock, and common stock, into notes receivable and common stock representing approximately 28% of the equity of the combined company. As of June 30, 2004, the Equus investments in Container-Care and CCI-ANI Finance, LLC represented approximately 2.5% of the Fund’s net assets. Any change in the investment’s value to Equus from the transaction is not expected to be material in relation to the Fund’s current net asset value, but the expected synergies from the merger may result in increases in the value of the Fund’s investment in the future.

Equus II is a business development company and seeks to generate current distributions of net investment income and long-term capital gains by making equity-oriented investments in small to medium-sized privately owned companies. The current portfolio consists of investments in 14 businesses in various industries and 2 venture capital funds. Information on Equus II Incorporated and other Equus entities may be obtained on the Internet. Our home page address is www.equuscap.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s periodic filings with the Securities and Exchange Commission.

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